As filed with the Securities and Exchange Commission on October 27, 2003
Registration No.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

UNITED TECHNOLOGIES CORPORATION
(Exact name of issuer as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	06-0570975 (I.R.S. Employer Identification No.)

One Financial Plaza, Hartford, Connecticut 06101
(Address of principal executive offices, including Zip Code)

UNITED TECHNOLOGIES CORPORATION EMPLOYEE
SAVINGS PLAN
(Full title of the Plan)

WILLIAM H. TRACHSEL, Esq.
Secretary
One Financial Plaza
Hartford, Connecticut 06101
(860) 728-7000
(Name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $1.00 per share (1)	26,000,000 shares (3)	$16.25	$422,500,000	$34,180.25

(1)	Shares to be issued upon the conversion of 6,500,000 shares of Series A ESOP Convertible Preferred Stock held by the Employee Savings Plan Trustee on behalf of the United Technologies Corporation Employee Stock Ownership Plan, a component of the United Technologies Corporation Employee Savings Plan.
(2)	Based on a conversion price of $16.25 per share of Common Stock.
(3)	Pursuant to Rule 416(a) under the 1933 Act, the number of shares registered hereunder includes such additional number of shares of Common Stock as are required to prevent dilution resulting from stock splits, stock dividends or similar transaction that results in an increase in the number of outstanding shares of Common Stock.

    The United Technologies Corporation Employee Savings Plan (the "Plan") provides certain eligible employees of United Technologies Corporation (the "Corporation") and its subsidiaries and affiliates with the opportunity to participate in a payroll deduction tax-advantaged savings program. The Corporation provides the additional benefit of matching employer contributions for those eligible employees who elect to participate in the Plan. The Employee Stock Ownership Plan (the "ESOP") is an integral component of the Plan, which provides for the funding of employer matching contributions in company stock, currently in the form of Series A ESOP Convertible Preferred Stock, $1.00 par value (the "ESOP Preferred Stock"). This Registration Statement registers the shares of the Corporation's common stock, $1.00 par value, per share ("Common Stock") issuable upon the conversion of the ESOP Preferred Stock.

PART II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents are hereby incorporated by reference:

    (1) the Quarterly Reports on Form 10-Q of the Corporation filed with the Securities and Exchange Commission (the "Commission") for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003 and the Annual Report on Form 10-K of the Corporation filed with the Commission for the year ended December 31, 2002;

    (2) all other reports filed by the Corporation with the Commission pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the period covered by the recent Annual Report on Form 10-K referred to in (1) above;

    (3) the description of the shares of the Common Stock of the Corporation contained in the Corporation's Registration Statement on Form S-3, dated March 11, 2003, filed with the Commission pursuant to Section 12 of the Exchange Act, including any amendment or report subsequently filed for the purpose of updating that description; and

    All documents subsequently filed by the Corporation or the Plan pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

    The securities registered hereby are shares of the Corporation's Common Stock, issuable upon the conversion of shares of the Corporation's ESOP Preferred Stock.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

    The legality of the securities offered pursuant to this Registration Statement has been passed on by Richard M. Kaplan, Esq. Mr. Kaplan, Associate General Counsel of the Corporation, is a shareowner of Common Stock.

    The financial statements incorporated in this Registration Statement by reference to the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003 and the Annual Report on Form 10-K of the Corporation for the year ended December 31, 2002 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Pursuant to Section 102 of the General Corporation Law of Delaware, the Corporation has adopted a provision in its Certificate of Incorporation eliminating the personal liability of its directors for monetary damages to the Corporation and its stockholders for any breach of their fiduciary duties as directors of the Corporation, except for their liability due to (1) breach of loyalty to the Corporation, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) any transaction from which the director derived an improper personal benefit or (4) any payment of unlawful dividends or an unlawful stock repurchase or redemption.

    Section 145 of the Delaware General Corporation Law permits a Delaware corporation to indemnify any person who is or was a party to any actual or threatened legal action, whether criminal, civil, administrative or investigative because of his or her service as an officer, director or agent of the corporation against expenses, judgments, fines and settlement payments reasonably and actually incurred by him or her in connection with such proceeding, if he acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe was unlawful, except that, with respect to any legal action by or in the right of the corporation itself, an officer, director or agent of the corporation only is entitled to indemnification for expenses actually and reasonably incurred. Section 7.5 of the Corporation's Bylaws provides that the Corporation shall indemnify its officers, directors, employees, fiduciaries and agents (and their heirs and legal representatives) to the full extent permitted by Delaware law.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable

ITEM 8. EXHIBITS

See Exhibit Index

    United Technologies Corporation previously received a determination letter from the Internal Revenue Service that the Plan is a qualified plan under the Internal Revenue Code and has submitted a request to the Internal Revenue Service for a determination that the Plan, as amended, continues to comply with the Internal Revenue Code of 1986, as amended. The Corporation hereby undertakes to submit any amendments to the Plan to the Internal Revenue Service in a timely manner and will make all changes required under the Internal Revenue Code to maintain the tax qualification of the Plan.

ITEM 9. UNDERTAKINGS

The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

    (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement:

    Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, and State of Connecticut, on this 27th day of October, 2003.

UNITED TECHNOLOGIES CORPORATION

By
(Stephen F. Page, Vice Chairman and Chief Financial Officer)

    Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed below by the following persons in the capacities indicated on this 27th day of October, 2003.

Signature	Title

Chairman, Director and
GEORGE DAVID	Chief Executive Officer (principal executive officer)

Vice Chairman, Director and
STEPHEN F. PAGE	Chief Financial Officer (principal financial officer)

Vice President, Controller
GREGORY J. HAYES	(principal accounting officer)

JEAN-PIERRE GARNIER*	Director
(Jean-Pierre Garnier)

JAMIE S. GORELICK*	Director
(Jamie S. Gorelick)

CHARLES R. LEE*	Director
(Charles R. Lee)

RICHARD D. MCCORMICK*	Director
(Richard D. McCormick)

FRANK P. POPOFF*	Director
(Frank P. Popoff)

H. PATRICK SWYGERT*	Director
(H. Patrick Swygert)

ANDRE VILLENEUVE*	Director
(Andre Villeneuve)

HAROLD A. WAGNER*	Director
(Harold A. Wagner)

*By
WILLIAM H. TRACHSEL, AS ATTORNEY-IN-FACT FOR THE DIRECTORS AND OFFICERS AFTER WHOSE NAMES APPEARS AN ASTERISK

EXHIBIT INDEX

Page
5	-- Opinion of Counsel as to the legality of the securities to be registered.

23(a)	-- Consent of PricewaterhouseCoopers LLP

23(b)	-- The consent of counsel is contained in Exhibit 5.

24	-- Powers of Attorney.